EXHIBIT (11)


                            GLEASON CORPORATION

                     COMPUTATION OF PER SHARE EARNINGS


(In thousands, except per share amounts.  Share and per share amounts have been restated to reflect the two-for-one stock split effective September 26,
1977)

                                                  1996      1995      1994

Primary
   Average shares outstanding                   10,334    10,342    10,326
   Net effect of dilutive stock
      options - based on the treasury
      stock method using average
      market price                                 302       220        --
   Hypothetical shares for the
      deferral of directors' fees                   46        38        --
   Total                                        10,682    10,600    10,326

   Net income                                  $19,660   $30,827   $ 7,228

   Per share amount                            $  1.84   $  2.91   $   .71


Fully Diluted
   Average shares outstanding                   10,334    10,342    10,326
   Net effect of dilutive stock
      options - based on the treasury
      stock method using the higher of
      the average or ending market price           302       300        --
   Hypothetical shares for the
      deferral of directors' fees
                                                    46        38        --
   Total                                        10,682    10,680    10,326

   Net income                                  $19,660   $30,827   $ 7,228

   Per share amount                            $  1.84   $  2.89   $   .71

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